EXHIBIT 10.1

SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE (this “Sixth Amendment”) is made as of May 8, 2017, by and between ARE-MA REGION NO. 38, LLC, a Delaware limited liability company (“Landlord”), and SAGE THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.Landlord and Tenant are now parties to that certain Lease Agreement dated as of December 21, 2011, as amended by that certain First Amendment to Lease dated as of October 26, 2012, as further amended by that certain Second Amendment to   Lease dated as of May 9, 2013, as further amended by that certain Third Amendment to Lease dated as of September 9, 2015 (the “Third Amendment”), as further amended by that certain Fourth Amendment to Lease dated as of October 27, 2015 (the “Fourth Amendment”), and as further amended by that certain Fifth Amendment to Lease dated as of December 9, 2015 (as amended, the “Lease”).  Pursuant to the Lease, Tenant leases certain premises consisting of approximately 22,067 rentable square feet of space (“Existing Premises”) in a building located at 215 First Street, Cambridge, Massachusetts (“Building”).  The Existing Premises are more particularly described in the Lease.  Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, expand the size of the Existing Premises by adding approximately 32,876 rentable square feet of space on the third floor of the Building, consisting of (i) that portion of the third floor containing approximately 8,200 rentable square feet (the “Initial Fifth Expansion Premises”), and (ii) that portion of the third floor containing approximately 24,676 rentable square feet (the “Subsequent Fifth Expansion Premises”), all as shown on Exhibit A attached to this Sixth Amendment.  The Initial Fifth Expansion Premises and the Subsequent Fifth Expansion Premises may be collectively referred to herein as the “Fifth Expansion Premises.”

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Fifth Expansion Premises.  In addition to the Existing Premises, commencing on (a) the Initial Fifth Expansion Premises Commencement Date (as defined below) with respect to the Initial Fifth Expansion Premises, and (b) the Subsequent Fifth Expansion Premises (as defined below) with respect to the Subsequent Fifth Expansion Premises, Landlord leases to Tenant, and Tenant leases from Landlord, the Initial Fifth Expansion Premises and the Subsequent Fifth Expansion Premises.

2.	Delivery.

a.Initial Fifth Expansion Premises.  Landlord shall use reasonable efforts to deliver (“Delivery” or “Deliver”) the Initial Fifth Expansion Premises to Tenant on or before the Target Initial Fifth Expansion Premises Commencement Date with Landlord’s Work in the Initial Fifth Expansion Premises Substantially Completed.  If Landlord fails to timely Deliver the Initial Fifth Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and the Lease with respect to the Initial Fifth Expansion Premises shall not be void or voidable.  As used herein, the terms “Landlord’s Work,” “Tenant Delays” and “Substantially Completed” shall have the meanings set forth for such terms in the work letter attached to this Sixth Amendment as Exhibit B (“Fifth Expansion Premises Work Letter”).

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The “Initial Fifth Expansion Premises Commencement Date” shall be the earlier to occur of: (i) the date that Landlord delivers the Initial Fifth Expansion Premises to Tenant with Landlord’s Work with respect to the Initial Fifth Expansion Premises Substantially Completed, or (ii) the date that Landlord could have delivered the Initial Fifth Expansion Premises to Tenant with Landlord’s Work with respect to the Initial Fifth Expansion Premises Substantially Completed but for Tenant Delays.  The “Target Initial Fifth Expansion Premises Commencement Date” shall be August 15, 2017.  Notwithstanding the foregoing, Tenant acknowledges and agrees that the Initial Fifth Expansion Premises Commencement Date may occur prior to the Target Initial Fifth Expansion Premises Commencement Date if Landlord’s Work in the Initial Fifth Expansion Premises is Substantially Completed prior to the Target Initial Fifth Expansion Premises Commencement Date.

Except as set forth in the Fifth Expansion Premises Work Letter: (i) Tenant shall accept the Initial Fifth Expansion Premises in their condition as of the Initial Fifth Expansion Premises Commencement Date; (ii) Landlord shall have no obligation for any defects in the Initial Fifth Expansion Premises; and (iii) Tenant’s taking possession of the Initial Fifth Expansion Premises shall be conclusive evidence that Tenant accepts the Initial Fifth Expansion Premises and that the Initial Fifth Expansion Premises were in good condition at the time possession was taken.  The Initial Fifth Expansion Premises shall be delivered to Tenant without any furniture.

b.Subsequent Fifth Expansion Premises.  Landlord shall use reasonable efforts to Deliver the Subsequent Fifth Expansion Premises to Tenant on or before the Target Subsequent Fifth Expansion Premises Commencement Date with Landlord’s Work in the Subsequent Fifth Expansion Premises Substantially Completed.  If Landlord fails to timely Deliver the Subsequent Fifth Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and the Lease with respect to the Subsequent Fifth Expansion Premises shall not be void or voidable.

The “Subsequent Fifth Expansion Premises Commencement Date” shall be the earlier to occur of: (i) the date that Landlord delivers the Subsequent Fifth Expansion Premises to Tenant with Landlord’s Work with respect to the Subsequent Fifth Expansion Premises Substantially Completed, (ii) the date that Landlord could have delivered to Subsequent Fifth Expansion Premises to Tenant with Landlord’s Work with respect to the Subsequent Fifth Expansion Premises Substantially Completed but for Tenant Delays, or (iii) the date that Tenant actually occupies the Subsequent Fifth Expansion Premises (i.e., employees of Tenant have been moved into offices and cubes in all or a portion of the Subsequent Fifth Expansion Premises).  The “Target Subsequent Fifth Expansion Premises Commencement Date” shall be January 1, 2018.  Notwithstanding anything to the contrary contained herein, if Landlord notifies Tenant prior to the Target Subsequent Fifth Expansion Premises Commencement Date that Landlord’s Work with respect to the Subsequent Fifth Expansion Premises has been Substantially Completed, Tenant may elect, by written notice to Landlord, to have the Subsequent Fifth Expansion Premises Commencement Date occur prior to the Target Subsequent Fifth Expansion Premises Commencement Date (provided, however, that Landlord shall have no obligation to Substantially Complete Landlord’s Work in the Subsequent Fifth Expansion Premises prior to the Target Subsequent Fifth Expansion Premises Commencement Date).

Except as set forth in the Fifth Expansion Premises Work Letter: (i) Tenant shall accept the Subsequent Fifth Expansion Premises in their condition as of the Subsequent Fifth Expansion Premises Commencement Date; (ii) Landlord shall have no obligation for any defects in the Subsequent Fifth Expansion Premises; and (iii) Tenant’s taking possession of the Subsequent Fifth Expansion Premises shall be conclusive evidence that Tenant accepts the Subsequent Fifth Expansion Premises and that the Subsequent Fifth Expansion Premises were in good condition at the time possession was taken.  The Subsequent Fifth Expansion Premises shall be delivered to Tenant without any furniture.

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c.Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Initial Fifth Expansion Premises Commencement Date, the Subsequent Fifth Expansion Premises Commencement Date and the expiration date of the Lease in a form substantially similar to the form of the “Acknowledgement of Commencement Date” attached to the Lease as Exhibit G; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Fifth Expansion Premises, and/or the suitability of the Fifth Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Fifth Expansion Premises are suitable for the Permitted Use.

3.	Definition of Premises.

a.Commencing on the Initial Fifth Expansion Premises Commencement Date, the defined term “Premises” on Page 1 of the Lease is deleted in its entirety and replaced with the following:

“Premises:  That portion of the Building (as defined below) containing approximately 30,267 rentable square feet, consisting of (i) approximately 5,900 rentable square feet on the second floor (“Original Premises”), (ii) approximately 600 rentable square feet on the second floor (“Expansion Premises”), (iii) approximately 4,100 rentable square feet on the second floor (“Second Expansion Premises”), (iv) approximately 7,962 rentable square feet on the second floor (“Third Expansion Premises”), (v) approximately 3,505 rentable square feet on the first floor (“Fourth Expansion Premises”), and (vi) approximately 8,200 rentable square feet on the third floor (the “Initial Fifth Expansion Premises”), all as determined by Landlord, as shown on Exhibit A.”

Exhibit A attached to the Lease is amended as of the Initial Fifth Expansion Premises Commencement Date to include the Initial Fifth Expansion Premises as shown on Exhibit A attached to this Sixth Amendment.

b.Commencing on the Subsequent Fifth Expansion Premises Commencement Date, the defined term “Premises” on Page 1 of the Lease is deleted in its entirety and replaced with the following:

“Premises:  That portion of the Building (as defined below) containing approximately 54,943 rentable square feet, consisting of (i) approximately 5,900 rentable square feet on the second floor (“Original Premises”), (ii) approximately 600 rentable square feet on the second floor (“Expansion Premises”), (iii) approximately 4,100 rentable square feet on the second floor (“Second Expansion Premises”), (iv) approximately 7,962 rentable square feet on the second floor (“Third Expansion Premises”), (v) approximately 3,505 rentable square feet on the first floor (“Fourth Expansion Premises”), (vi) approximately 8,200 rentable square feet on the third floor (the “Initial Fifth Expansion Premises”), and (vii) approximately 24,676 rentable square feet on the third floor (the “Subsequent Fifth Expansion Premises”), all as determined by Landlord, as shown on Exhibit A.”

Exhibit A attached to the Lease is amended as of the Subsequent Fifth Expansion Premises Commencement Date to include the Subsequent Fifth Expansion Premises as shown on Exhibit A attached to this Sixth Amendment.

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4.	Base Rent.

a.Existing Premises.  Tenant shall continue to pay Base Rent for the Existing Premises as provided for in the Lease through February 28, 2022.  Commencing on March 1, 2022, Tenant shall commence paying Base Rent with respect to the Existing Premises at the same annual rate then being paid by Tenant with respect to the Fifth Expansion Premises (subject to adjustment pursuant to Sections 4(b) and (c) below).

b.Initial Fifth Expansion Premises.  Commencing on the Initial Fifth Expansion Premises Commencement Date, Tenant shall (in addition to Base Rent for the Existing Premises) commence paying Base Rent with respect to the Initial Fifth Expansion Premises at the rate of $52.00 per rentable square foot of the Initial Fifth Expansion Premises per year.  Thereafter, on each annual anniversary of the Initial Fifth Expansion Premises Commencement Date (each, an “Initial Fifth Expansion Premises Adjustment Date”), Base Rent payable with respect to Initial Fifth Expansion Premises shall be increased by multiplying the Base Rent payable with respect to the Initial Fifth Expansion Premises immediately before such Initial Fifth Expansion Premises Adjustment Date by 3% and adding the resulting amount to the Base Rent payable with respect to the Initial Fifth Expansion Premises immediately before such Initial Fifth Expansion Premises Adjustment Date.

c.Subsequent Fifth Expansion Premises.  Commencing on the Subsequent Fifth Expansion Premises Commencement Date, Tenant shall (in addition to Base Rent for the Existing Premises and the Initial Fifth Expansion Premises) commence paying Base Rent with respect to the Subsequent Fifth Expansion Premises at the rate of $52.00 per rentable square foot of the Subsequent Fifth Expansion Premises per year.  Thereafter, on each annual anniversary of the Subsequent Fifth Expansion Premises Commencement Date (each, a “Subsequent Fifth Expansion Premises Adjustment Date”), Base Rent payable with respect to Subsequent Fifth Expansion Premises shall be increased by multiplying the Base Rent payable with respect to the Subsequent Fifth Expansion Premises immediately before such Subsequent Fifth Expansion Premises Adjustment Date by 3% and adding the resulting amount to the Base Rent payable with respect to the Subsequent Fifth Expansion Premises immediately before such Subsequent Fifth Expansion Premises Adjustment Date.

5.	Tenant’s Share.

a.Commencing on the Initial Fifth Expansion Premises Commencement Date, the defined term “Tenant’s Share” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Tenant’s Share for Original Premises and Expansion Premises:  1.77%

Tenant’s Share for Second Expansion Premises:  1.12%

Tenant’s Share of Third Expansion Premises:  2.17%

Tenant’s Share of Fourth Expansion Premises: 0.96%

Tenant’s Share of Initial Fifth Expansion Premises:  2.24%”

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b.Commencing on the Subsequent Fifth Expansion Premises Commencement Date, the defined term “Tenant’s Share” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Tenant’s Share for Original Premises and Expansion Premises:  1.77%

Tenant’s Share for Second Expansion Premises:  1.12%

Tenant’s Share of Third Expansion Premises:  2.17%

Tenant’s Share of Fourth Expansion Premises: 0.96%

Tenant’s Share of Initial Fifth Expansion Premises:  2.24%

Tenant’s Share of Subsequent Fifth Expansion Premises:  6.73%”

6.	Base Term.

a.Commencing on the Initial Fifth Expansion Premises Commencement Date, the defined term “Base Term” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Base Term:  Beginning (i) with respect to the Original Premises, on the Commencement Date, (ii) with respect to the Expansion Premises, on the Expansion Premises Commencement Date, (iii) with respect to the Second Expansion Premises, on the Second Expansion Premises Commencement Date, (iv) with respect to the Third Expansion Premises, on the Third Expansion Premises Commencement Date, (v) with respect to the Fourth Expansion Premises, on the Fourth Expansion Premises Commencement Date, and (vi) with respect to the Initial Fifth Expansion Premises, on the Initial Fifth Expansion Premises Commencement Date, and ending with respect to the entire Premises on the date that is 84 months after the Initial Fifth Expansion Premises Commencement Date (“Expiration Date”).”

b.Commencing on the Subsequent Fifth Expansion Premises Commencement Date, the defined term “Base Term” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Base Term:  Beginning (i) with respect to the Original Premises, on the Commencement Date, (ii) with respect to the Expansion Premises, on the Expansion Premises Commencement Date, (iii) with respect to the Second Expansion Premises, on the Second Expansion Premises Commencement Date, (iv) with respect to the Third Expansion Premises, on the Third Expansion Premises Commencement Date, (v) with respect to the Fourth Expansion Premises, on the Fourth Expansion Premises Commencement Date, (vi) with respect to the Initial Fifth Expansion Premises, on the Initial Fifth Expansion Premises Commencement Date, and (vii) with respect to the Subsequent Fifth Expansion Premises, on the Subsequent Fifth Expansion Premises Commencement Date, and ending with respect to the entire Premises on the date that is 84 months after the Initial Fifth Expansion Premises Commencement Date (“Expiration Date”).”

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7.	Rentable Area of Premises.

a.Commencing on the Initial Fifth Expansion Premises Commencement Date, the defined term “Rentable Area of Premises” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Rentable Area:  Approximately 30,267 square feet”

b.Commencing on the Subsequent Fifth Expansion Premises Commencement Date, the defined term “Rentable Area of Premises” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Rentable Area:  Approximately 54,943 square feet”

8.	Parking.

a.Notwithstanding anything to the contrary contained herein, commencing on the Initial Fifth Expansion Premises Commencement Date, the number of parking spaces that Tenant is entitled to license pursuant to Section 8 of the Lease (as amended by Section 11 of the Third Amendment and Section 8 of the Fourth Amendment) shall be increased from 22 to 29 parking spaces and all references to “22” contained in Section 8 of the Lease (as amended by Section 11 of the Third Amendment and Section 8 of the Fourth Amendment) shall be deleted and replaced with “29.”

b.Notwithstanding anything to the contrary contained herein, commencing on the Subsequent Fifth Expansion Premises Commencement Date, the number of parking spaces that Tenant is entitled to license pursuant to Section 8 of the Lease (as amended by Section 11 of the Third Amendment and Section 8 of the Fourth Amendment) shall be increased from 29 to 50 parking spaces and all references to “29” contained in Section 8 of the Lease (as amended by Section 11 of the Third Amendment and Section 8 of the Fourth Amendment) shall be deleted and replaced with “50.”

9.

Fifth Expansion Premises Utilities.  The Initial Fifth Expansion Premises and the Subsequent Fifth Expansion Premises shall be separately submetered and electricity to the Initial Fifth Expansion Premises and the Subsequent Fifth Expansion Premises shall be charged directly to Tenant by Landlord.  The Initial Fifth Expansion Premises and the Subsequent Fifth Expansion Premises shall be subject to the terms of Section 9(a) of the original Lease with respect to Utilities.

10.	Security Deposit. Commencing on the date of this Sixth Amendment, the defined term “Security Deposit” on Page 1 of the Lease is deleted in its entirely and replaced with the following:

“Security Deposit:  $323,767.33”

Landlord currently holds a Security Deposit in the amount of $38,842.00 under the Lease.  Concurrently with Tenant’s delivery of a signed original of this Sixth Amendment to Landlord, Tenant shall deliver to Landlord an amended Letter of Credit which increases the amount of the existing Letter of Credit being held by Landlord to $323,767.33 or an additional Letter of Credit in the amount of $284,925.33.

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11.

Existing Second Floor Premises Allowance.  Tenant may apply all or a portion of the TI Allowance (as defined in the Fifth Expansion Premises Work Letter) for the design and construction of improvements in the Second Floor Premises (as defined in Section 14(a) below) of a fixed and permanent nature desired by Tenant and reasonably acceptable to Landlord (the “Second Floor Improvements”).  Tenant acknowledges that upon the expiration of the Term of the Lease, the Second Floor Improvements shall become the property of Landlord and may not be removed by Tenant.  Except for the portion of the TI Allowance that Tenant elects to apply toward the Second Floor Improvements, Tenant shall be solely responsible for all of the costs of the Second Floor Improvements.  If the cost of the Second Floor Improvements exceeds the portion of the TI Allowance that Tenant elects to apply toward the Second Floor Improvements, Tenant shall reimburse Landlord for such additional costs within 10 days after Landlord’s delivery to Tenant of an invoice therefor.  Tenant shall have no right to any portion of the TI Allowance that is not disbursed to pay the costs of the Second Floor Improvements prior to the date that is 18 months after the date of this Sixth Amendment.

Following the date of this Sixth Amendment, Landlord and its contractors and agents shall have the right to enter into the Second Floor Premises to perform the Second Floor Improvements, and Tenant shall cooperate with Landlord in connection with the same.  Landlord shall use reasonable efforts to minimize interruption with Tenant’s operations in the Premises during the performance of the Second Floor Improvements.  At Tenant’s request, Landlord shall perform the Second Floor Improvements outside of regular business hours.  Any additional or overtime costs incurred in connection with performing the Second Floor Improvements outside of regular business hours shall be payable out of the TI Fund (as defined in the Fifth Expansion Premises Work Letter).  Tenant acknowledges that the Second Floor Improvements may adversely affect Tenant’s use and occupancy of the Second Floor Premises.  Except to the extent that Tenant is entitled to an abatement of Base Rent pursuant to Section 11 of the original Lease in connection with a Service Interruption, Tenant waives all claims for rent abatement against Landlord in connection with the Second Floor Improvements.

12.

First Floor Premises Termination Right.  Tenant shall have the one-time right, subject to the provisions of this Section 12, to terminate the Lease (“Early Termination Right”) with respect to the Fourth Expansion Premises (i.e. that portion of the Premises consisting of approximately 3,505 rentable square feet located on the first floor of the Building) no earlier than August 1, 2017 and no later than January 31, 2018, upon 30 days advance written notice to Landlord (an “Early Termination Notice”), which Early Termination Notice, for the avoidance of doubt, must be received by Landlord on or before December 31, 2017).  If Tenant timely delivers an Early Termination Notice, Landlord and Tenant shall enter into an amendment to the lease to memorialize the reduction of the rentable square footage of the Fourth Expansion Premises from the Premises and the corresponding reduction in Tenant’s Share of Operating Expenses and parking spaces, and Tenant shall vacate the Fourth Expansion Premises on or before the date that is 30 days after Landlord’s receipt of such Early Termination Notice (the “Early Termination Date”) and deliver possession thereof to Landlord in the condition required pursuant to the Lease including, with out limitation, in accordance with the surrender requirements of the Lease, on or before the Early Termination Date and Tenant shall have no further obligations under the Lease with respect to the Fourth Expansion Premises except for those accruing prior to the Early Termination Date and those which, pursuant to the terms of the Lease, survive the expiration or early termination of the Lease.  If Tenant does not deliver to Landlord an Early Termination Notice within the time period provided in this paragraph, Tenant shall be deemed to have waived its Early Termination Right and the provisions of this Section 12 shall have no further force or effect.

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13.

Right to Extend Term.  For the avoidance of doubt, Tenant shall continue to have the right to extend the Term of the Lease pursuant to Section 34 of the Lease (as the same is amended by Section 9 of the Third Amendment.  Tenant may only exercise its right to extend the Term of the Lease with respect to the entire then-existing Premises.

14.	Right of First Refusal.

a.Expansion on the Third Floor.  Subject to the rights granted to Sarepta Therapeutics, Inc., each time during the Base Term that Landlord intends to accept a written proposal (the “Pending Deal”) to lease all or a portion of the ROFR Space (as hereinafter defined) to a third party, Landlord shall deliver to Tenant written notice (the “Pending Deal Notice”) of the existence of such Pending Deal.  For purposes of this Section 14(a), “ROFR Space” shall mean that certain portion of the third floor of the Building containing approximately 29,352 rentable square feet, as shown on Exhibit C attached hereto, which is not occupied by a tenant or which is occupied by an existing tenant whose lease is expiring within 9 months or less and such tenant does not wish to renew (whether or not such tenant has a right to renew) its occupancy of such space.  Tenant shall be entitled to exercise its right under this Section 14(a) only with respect to the entire ROFR Space described in such Pending Deal Notice (“Identified Space”).  Within 10 days after Tenant’s receipt of the Pending Deal Notice, Tenant shall deliver to Landlord written notice (the “Space Acceptance Notice”) if Tenant elects to lease the Identified Space.  Tenant’s right to receive the Pending Deal Notice and election to lease or not lease the Identified Space pursuant to this Section 14(a) is hereinafter referred to as the “Right of First Refusal.”  If Tenant elects to lease the Identified Space described in the Pending Deal Notice by delivering the Space Acceptance Notice within the required 10 day period, and such election is made within 120 days after the date of this Sixth Amendment, then Tenant shall be deemed to agree to lease the Identified Space on the same general terms and conditions as the Lease; provided, however, that (i) the commencement date of the Lease with respect to the Identified Space shall occur upon Landlord’s delivery of the Identified Space to Tenant with any work in the space to be performed by Landlord, if any, substantially completed (the “ROFR Space Commencement Date”), (ii) Tenant shall continue to pay Base Rent for the then-existing Premises as provided in the Lease, and in addition thereto, beginning on the ROFR Space Commencement Date, Tenant shall pay Base Rent for the Identified Space at the rate of $52.00 per rentable square foot of the Identified Space per year, subject to increase pursuant to Section 4(b) of this Sixth Amendment, (iii) Tenant’s Share of Operating Expenses shall be proportionately adjusted to include the Identified Space, (iv) Tenant shall commence paying Tenant’s Share of Operating Expenses with respect to the Identified Space upon the ROFR Space Commencement Date, (v) the parties shall enter into a work letter reasonably acceptable to both parties for the construction of fixed and permanent improvements in the Identified Space which work letter shall provide for a tenant improvement allowance with respect to the Identified Space equal to $20.00 per rentable square foot of the Identified Space (the “ROFR Space Allowance”), which ROFR Space Allowance shall, if applicable, be decreased as provided in the immediately following paragraph, and (vi) the term of the Lease with respect to the Identified Space shall expire on the then-current Expiration Date (except to the extent Tenant has exercised its right to extend the Term of the Lease pursuant to Section 34 of the Lease, in which case the term of the Lease with respect to the Identified Space shall expire upon the expiration of the extended Term). If Tenant elects to lease the Identified Space by delivering the Space Acceptance Notice and such Space Acceptance Notice is delivered after the date that is 120 days after the date of this Sixth Amendment, then Tenant shall be deemed to agree to lease the Identified Space on the same general terms and conditions as the Lease except that the terms of the Lease shall be modified with respect to the Identified Space to reflect the terms of the Pending Deal.  The term of the Lease with respect to the Identified Space shall be the term reflected in the Pending Deal, which Tenant acknowledges and agrees may not be co-terminous with the Term of the Lease with respect to the then-existing Premises.  Notwithstanding anything to the contrary contained herein, in no event shall the Fifth

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Expansion Premises Work Letter apply to the Identified Space.  If Tenant fails to deliver a Space Acceptance Notice to Landlord within the required 10 day period, Tenant shall be deemed to have waived its rights under this Section 14(a) with respect to the Identified Space and Landlord shall have the right to lease such Identified Space to the third party subject to the Pending Deal (or an affiliate of such third party).  Tenant’s Right of First Refusal shall be ongoing during the Base Term; provided, however that Tenant shall have no right to exercise the Right of First Refusal and the provisions of this Section 14(a) shall no longer apply after the date that is 9 months prior to the expiration of the Base Term if Tenant has not exercised its Extension Right pursuant to Section 34 of the Lease.

If Tenant exercises its Right of First Refusal with respect to at least 29,352 rentable square feet of the ROFR Space pursuant to the immediately preceding paragraph, then Tenant shall have the one-time right, subject to the provisions of this paragraph, to terminate the Lease (“Second Floor Early Termination Right”) with respect to the Original Premises, the Expansion Premises, the Second Expansion Premises and the Third Expansion Premises containing 18,562 rentable square feet in the aggregate (the “Second Floor Premises”) on the date that is 30 days after the ROFR Space Commencement Date (the “Early Second Floor Termination Date”) by delivery of written notice to Landlord concurrently with Tenant’s delivery of the Space Acceptance Notice to Landlord (an “Early Second Floor Termination Notice”).  If Tenant timely delivers an Early Second Floor Termination Notice, Landlord and Tenant shall enter into an amendment to the Lease to memorialize the reduction of the rentable square footage of the Second Floor Premises from the Premises and the corresponding reduction in parking spaces as of the Early Second Floor Termination Date, and Tenant shall vacate the Second Floor Premises on or before the Early Second Floor Termination Date and deliver possession thereof to Landlord in the condition required pursuant to the Lease including, with out limitation, in accordance with the surrender requirements of the Lease, on or before the Early Second Floor Termination Date and Tenant shall have no further obligations under the Lease with respect to the Second Floor Premises except for those accruing prior to the Early Second Floor Termination Date and those which, pursuant to the terms of the Lease, survive the expiration or early termination of the Lease. Notwithstanding anything to the contrary contained in this Sixth Amendment, if Tenant exercises its Second Floor Early Termination Right pursuant to this  Section 14(b), Landlord shall have the right to enclose the Communicating Stairwell (as defined in the Fifth Expansion Premises Work Letter), at Landlord’s cost and expense; provided, that the rentable square footage of the remaining Premises shall in no event be decreased in connection with such enclosure of the Communicating Stairwell.  If Tenant does not deliver to Landlord an Early Second Floor Termination Notice within the time period provided in this paragraph, Tenant shall be deemed to have waived its Early Second Floor Termination Right and the provisions of this paragraph shall have no further force or effect.  Notwithstanding anything to the contrary contained in this Sixth Amendment, if Tenant elects to exercise its Second Floor Early Termination Right pursuant to this paragraph within 120 days after the date of this Sixth Amendment, and any portion of the TI Allowance and/or the Existing Premises Allowance (as such terms are defined in the Fifth Expansion Premises Work Letter) have been expended for Tenant improvements in the Second Floor Premises, then the ROFR Space Allowance shall be reduced by an amount equal to any such TI Allowance and/or Existing Premises Allowance expended by Tenant in the Second Floor Premises.

b.Amended Lease.  If: (i) Tenant fails to timely deliver a Space Acceptance Notice, or (ii) after the expiration of a period of 30 days after Landlord’s delivery to Tenant of a lease amendment for Tenant’s lease of the Identified Space, no lease amendment for the Identified Space acceptable to both parties each in their reasonable discretion, has been executed, Tenant shall be deemed to have waived its right to lease such Identified Space.

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c.Exceptions.  Notwithstanding the above, the Right of First Refusal shall, at Landlord’s option, not be in effect and may not be exercised by Tenant:

(i)during any period of time that Tenant is in Default under any provision of the Lease; or

(ii)if Tenant has been in Default under any provision of the Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period prior to the date on which Tenant seeks to exercise the Right of First Refusal.

d.Termination.  The Right of First Refusal shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Right of First Refusal, if, after such exercise, but prior to the commencement date of the lease of such Identified Space, (i) Tenant fails to timely cure any Default by Tenant under the Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Right of First Refusal to the date of the commencement of the lease of the Identified Space, whether or not such Defaults are cured.

e.Rights Personal.  The Right of First Refusal is personal to Tenant (and successors pursuant to a Permitted Assignment) and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of the Lease.

f.No Extensions.  The period of time within which the Right of First Refusal may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Right of First Refusal.

15.

Indemnity. Landlord and Tenant hereby agree that, in order to reflect changes in applicable Legal Requirements, retroactive to the date of the original Lease, the language of Section 13 of the original Lease which reads “unless caused solely by the willful misconduct or negligence of Landlord,” is hereby deleted in its entirety and replaced with the following: “except to the extent caused by the willful misconduct or negligence of Landlord,”.

16.

Signage.  If Tenant exercises its Right of First Refusal with respect to all of the ROFR Space pursuant to Section 14 and so long as Tenant continues to lease and occupy no less than 80,790 rentable square feet at the Project, Tenant shall have the non-exclusive right, at Tenant’s sole cost and expense, to display, 1 sign bearing Tenant’s name on a location on the Building designated by Landlord and reasonably acceptable to Tenant (“Building Sign”).  Tenant acknowledges and agrees that Tenant’s Building Sign including, without limitation, the size, color and type, shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld and shall be consistent with Landlord’s signage program at the Project and applicable Legal Requirements including, without limitation, any requirements imposed by the Boston Redevelopment Authority. Tenant shall be responsible, at Tenant‘s sole cost and expense, for the maintenance of Tenant’s Building Sign, for the removal of Tenant’ s Building Sign at the expiration or earlier termination of this Lease and, if Tenant or any Tenant Party performs such removal, for the repair all damage resulting from such removal.

17.

Brokers.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Sixth Amendment and that no Broker brought about this transaction, other than Transwestern RBJ.  Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Sixth Amendment.

723422957.4	10

18.

OFAC.  Tenant and Landlord are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

19.	Miscellaneous.

a.This Sixth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This Sixth Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.This Sixth Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns.

c.This Sixth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Sixth Amendment attached thereto.

d.Except as amended and/or modified by this Sixth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Sixth Amendment.  In the event of any conflict between the provisions of this Sixth Amendment and the provisions of the Lease, the provisions of this Sixth Amendment shall prevail.  Whether or not specifically amended by this Sixth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Sixth Amendment.

[Signatures are on next page]

723422957.4	11

IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment as of the day and year first above written.

TENANT:

SAGE THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Jeffrey Jonas
Its:	CEO

LANDLORD:

ARE-MA REGION NO. 38, LLC,
a Delaware limited liability company

By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership, managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

		By:	/s/ Eric S. Johnson
		Its:	Senior Vice President, RE Legal Affairs

723422957.4	12

EXHIBIT A

Initial Fifth Expansion Premises and Subsequent Fifth Expansion Premises

215 1st Street
Cambridge, MA

LINSKEY WAY
SECOND STREET
FIRST STREET
ATHENAEUM STREET
Subsequent Fifth Expansion Premises
Fifth Expansion Premises
Subsequent Fifth Expansion Premises

FLOOR 3

Fifth Expansion Premises

Subsequent Fifth Expansion Premises

723422957.4

EXHIBIT B

Fifth Expansion Premises Work Letter

THIS FIFTH EXPANSION PREMISES WORK LETTER dated ________________, 2017 (this “Fifth Expansion Premises Work Letter”) is made and entered into by and between ARE-MA REGION NO. 38, LLC, a Delaware limited liability company (“Landlord”), and SAGE THERAPEUTICS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Lease Agreement dated as of December 21, 2011, as amended by that certain First Amendment to Lease dated as of October 26, 2012, as further amended by that certain Second Amendment to Lease dated as of May 9, 2013, as further amended by that certain Third Amendment to Lease dated as of September 9, 2015, as further amended by that certain Fourth Amendment to Lease dated as of October 27, 2015, as further amended by that certain Fifth Amendment to Lease dated as of December 9, 2015, and as further amended by that certain Sixth Amendment to Lease of even date herewith (the “Sixth Amendment”) (as amended, the “Lease”), by and between Landlord and Tenant.  Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1.General Requirements.

(a)Tenant’s Authorized Representative.  Tenant designates Etchell Cordero and Kimi Iguchi (either such individual acting alone, “Tenant’s Representative”) as the only persons authorized to act for Tenant pursuant to this Fifth Expansion Premises Work Letter.  Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Fifth Expansion Premises Work Letter unless such Communication is in writing from Tenant’s Representative.  Tenant may change either Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.  Neither Tenant nor Tenant’s Representative shall be authorized to direct Landlord’s contractors in the performance of Landlord’s Work (as hereinafter defined).

(b)Landlord’s Authorized Representative.  Landlord designates Jeff McComish and William DePippo (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Fifth Expansion Premises Work Letter.  Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Fifth Expansion Premises Work Letter unless such Communication is in writing from Landlord’s Representative.  Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant. Landlord’s Representative shall be the sole persons authorized to direct Landlord’s contractors in the performance of Landlord’s Work.

(c)Architects, Consultants and Contractors.  Landlord and Tenant hereby acknowledge and agree that:  (i) the general contractor and any subcontractors for the Tenant Improvements shall be selected by Landlord, subject to Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, and (ii) Spagnolo Gisness & Associates shall be the architect (the “TI Architect”) for the Tenant Improvements.

2.Tenant Improvements.

(a)Tenant Improvements Defined.  As used herein, “Tenant Improvements” shall mean all improvements to the Fifth Expansion Premises of a fixed and permanent nature as shown on the TI Construction Drawings, as defined in Section 2(c) below, which Tenant Improvements may, at Tenant’s election include, an internal communicating stairwell connecting the Second Floor Premises and the Fifth Expansion Premises (the “Communication Stairwell”).  If Tenant elects to include a Communicating Stairwell as part of the Tenant Improvements, Tenant shall (i) not be required to remove or restore the

723422957.4	B-1

Communicating Stairwell to its original configuration at the expiration or earlier termination of the Term, or (ii) be required to pay the cost for the removal or restoration of the same at the expiration or earlier termination of the Term.  Other than Landlord’s Work (as defined in Section 3(a) below), Landlord shall not have any obligation whatsoever with respect to the finishing of the Fifth Expansion Premises for Tenant’s use and occupancy.  Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant acknowledge and agree that the Tenant Improvements in the Initial Fifth Expansion Premises and the Subsequent Fifth Expansion Premises may be constructed in phases.

(b)Tenant’s Space Plans.  Landlord and Tenant acknowledge and agree that that certain plan for the Initial Fifth Expansion Premises attached hereto as Schedule 1 (the “Space Plan”) has been approved by Landlord and Tenant.  Tenant shall deliver to Landlord and the TI Architect schematic drawings and outline specifications (the “Subsequent Premises Space Plans”) detailing Tenant’s requirements for the Tenant Improvements in the Subsequent Fifth Expansion Premises on or before August 1, 2017.  Not more than 7 days thereafter, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord and the TI Architect with regard to the Subsequent Premises Space Plans.  Tenant shall cause the Subsequent Premises Space Plans to be revised to address such written comments and shall resubmit said drawings to Landlord for approval within 7 days thereafter.  Such process shall continue until Landlord has approved the Subsequent Premises Space Plans.

(c)Working Drawings.  Landlord shall cause the TI Architect to prepare and deliver to Tenant for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the Space Plan and the Subsequent Premises Space Plans, respectively.  Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements with respect to the Initial Fifth Expansion Premises and the Subsequent Fifth Expansion Premises, respectively.  Tenant shall deliver its written comments on the TI Construction Drawings to Landlord not later than 10 business days after Tenant’s receipt of the same; provided, however, that Tenant may not disapprove any matter that is consistent with the Space Plan or the Subsequent Premises Space Plans, respectively, without submitting a Change Request.  Landlord and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Tenant how Landlord proposes to respond to such comments, but Tenant’s review rights pursuant to the foregoing sentence shall not delay the design or construction schedule for the Tenant Improvements with respect to the Initial Fifth Expansion Premises or the Subsequent Fifth Expansion Premises.  Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof.  Provided that the design reflected in the TI Construction Drawings is consistent with the Space Plan and the Subsequent Premises Space Plans, respectively, Tenant shall approve the TI Construction Drawings submitted by Landlord, unless Tenant submits a Change Request.  Once approved by Tenant, subject to the provisions of Section 4 below, Landlord shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(b) below).

(d)Approval and Completion.  It is hereby acknowledged by Landlord and Tenant that (i) the permit set of TI Construction Drawings for the Initial Fifth Expansion Premises must be completed and approved no later than May 1, 2017, in order for the Landlord’s Work in the Initial Fifth Expansion Premises to be Substantially Completed by the Target Initial Fifth Expansion Premises Commencement Date (as defined in the Sixth Amendment) and (ii) the permit set of TI Construction Drawings for the Subsequent Fifth Expansion Premises must be completed and approved no later than August 15, 2017, for Landlord’s Work in the Subsequent Fifth Expansion Premises to be Substantially Completed by the Target Subsequent Fifth Expansion Premises Commencement Date (as defined in the Sixth Amendment).  Upon any dispute regarding the design of the Tenant Improvements, which is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such

723422957.4	B-2

decision by Tenant shall be payable out of the TI Fund (as defined in Section 5(d) below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building Systems.  Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.  Notwithstanding anything to the contrary contained in this Fifth Expansion Premises Work Letter, any failure of the permit set of TI Construction Drawings for the Initial Fifth Expansion Premises to be completed and approved by May 1, 2017, or any failure of the permit set of TI Construction Drawings for the Subsequent Fifth Expansion Premises to be completed and approved by August 15, 2017, shall constitute a Tenant Delay.

3.Performance of Landlord’s Work.

(a)Definition of Landlord’s Work.  As used herein, “Landlord’s Work” shall mean the work of constructing the Tenant Improvements.

(b)Commencement and Permitting.  Landlord shall commence construction of the Tenant Improvements upon obtaining a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Tenant.  The cost of obtaining the TI Permit shall be payable from the TI Fund.  Tenant shall assist Landlord in obtaining the TI Permit.  If any Governmental Authority having jurisdiction over the construction of Landlord’s Work or any portion thereof shall impose terms or conditions upon the construction thereof that:  (i) are inconsistent with Landlord’s obligations hereunder, (ii) increase the cost of constructing Landlord’s Work, or (iii) will materially delay the construction of Landlord’s Work, Landlord and Tenant shall reasonably and in good faith seek means by which to mitigate or eliminate any such adverse terms and conditions.

(c)Completion of Landlord’s Work.  Landlord shall (i) substantially complete or cause to be substantially completed Landlord’s Work in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature that do not interfere with the use of the Fifth Expansion Premises, and (ii)  obtain a certificate or temporary certificate of occupancy (or an equivalent approval) for the Initial Fifth Expansion Premises and the Subsequent Fifth Expansion Premises, respectively, permitting lawful occupancy of the Initial Fifth Expansion Premises and the Subsequent Fifth Expansion Premises, respectively (but specifically excluding any permits, licenses or other governmental approvals required to be obtained in connection with Tenant’s operations in the Fifth Expansion Premises) (“Substantial Completion” or “Substantially Complete”).  Upon Substantial Completion of Landlord’s Work in the Initial Fifth Expansion Premises and the Subsequent Fifth Expansion Premises, respectively, Landlord shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704.  For purposes of this Fifth Expansion Premises Work Letter, “Minor Variations” shall mean any modifications reasonably required:  (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comply with any request by Tenant for modifications to Landlord’s Work; (iii) to comport with good design, engineering, and construction practices that are not material; or (iv) to make reasonable adjustments for field deviations or conditions encountered during the construction of Landlord’s Work.

(d)Selection of Materials.  Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Landlord and Tenant, the option will be selected at Landlord’s sole and absolute subjective discretion.  As to all building materials and equipment that Landlord is obligated to supply under this Fifth Expansion Premises Work Letter, Landlord shall select the manufacturer thereof in its sole and absolute subjective discretion.

723422957.4	B-3

(e)Delivery of the Fifth Expansion Premises.  When Landlord’s Work is Substantially Complete in the Initial Fifth Expansion Premises and the Subsequent Fifth Expansion Premises, subject to the remaining terms and provisions of this Section 3(e), Tenant shall accept the Initial Fifth Expansion Premises and the Subsequent Fifth Expansion Premises, respectively.  Tenant’s taking possession and acceptance of the Initial Fifth Expansion Premises and the Subsequent Fifth Expansion Premises shall not constitute a waiver of:  (i) any warranty with respect to workmanship (including installation of equipment) or material (exclusive of equipment provided directly by manufacturers), (ii) any non-compliance of Landlord’s Work with applicable Legal Requirements, or (iii) any claim that Landlord’s Work was not completed substantially in accordance with the TI Construction Drawings (subject to Minor Variations and such other changes as are permitted hereunder) (collectively, a “Construction Defect”).  Tenant shall have with respect to the Initial Fifth Expansion Premises, one year after Substantial Completion of the Tenant Improvements in the Initial Fifth Expansion Premises, and with respect to the Subsequent Fifth Expansion Premises, one year after Substantial Completion of the Tenant Improvements in the Subsequent Fifth Expansion Premises, within which to notify Landlord of any such Construction Defect discovered by Tenant, and Landlord shall use reasonable efforts to remedy or cause the responsible contractor to remedy any such Construction Defect within 30 days thereafter.  Notwithstanding the foregoing, Landlord shall not be in default under the Lease if the applicable contractor, despite Landlord’s reasonable efforts, fails to remedy such Construction Defect within such 30-day period, in which case Landlord shall have no further obligation with respect to such Construction Defect other than to cooperate, at no cost to Landlord, with Tenant should Tenant elect to pursue a claim against such contractor.

Tenant shall be entitled to receive the benefit of all construction warranties and manufacturer’s equipment warranties relating to equipment installed in the Fifth Expansion Premises.  If requested by Tenant, Landlord shall attempt to obtain extended warranties from manufacturers and suppliers of such equipment, but the cost of any such extended warranties shall be borne solely out of the TI Fund.  Landlord shall promptly undertake and complete, or cause to be completed, all punch list items.

(f)Fifth Expansion Premises Commencement Date Delay.  Except as otherwise provided in the Lease, Delivery of the Initial Fifth Expansion Premises and the Subsequent Fifth Expansion Premises, respectively shall occur when Landlord’s Work in the Initial Fifth Expansion Premises and the Subsequent Fifth Expansion Premises, respectively, has been Substantially Completed, except to the extent that completion of Landlord’s Work shall have been actually delayed by any one or more of the following causes (“Tenant Delay”):

(i)Tenant’s Representative was not available within 2 business day to give or receive any Communication or to take any other action required to be taken by Tenant hereunder;

(ii)Tenant’s request for Change Requests (as defined in Section 4(a) below) whether or not any such Change Requests are actually performed;

(iii)Construction of any Change Requests;

(iv)Tenant’s request for materials, finishes or installations requiring unusually long lead times, provided that promptly after Landlord learns of such long lead times, Landlord informs Tenant that the requested items will require unusually long lead times;

(v)Tenant’s delay in reviewing, revising or approving plans and specifications beyond the periods set forth herein;

(vi)Tenant’s delay in providing information critical to the normal progression of the Project.  Tenant shall provide such information as soon as reasonably possible, but in no event longer than one week after receipt of any request for such information from Landlord;

723422957.4	B-4

(vii)Tenant’s delay in making payments to Landlord for Excess TI Costs (as defined in Section 5(b) below); or

(viii)Any other act or omission by Tenant or any Tenant Party (as defined in the Lease), or persons employed by any of such persons.

If Delivery of the Initial Fifth Expansion Premises or the Subsequent Fifth Expansion Premises is delayed for any of the foregoing reasons, then Landlord shall cause the TI Architect to certify the date on which the Tenant Improvements would have been Substantially Completed in the Initial Fifth Expansion Premises or the Subsequent Fifth Expansion Premises, as applicable, but for such Tenant Delay and such certified date shall be the date of Delivery.

4.Changes.  Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the Space Plan shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord and the TI Architect, such approval not to be unreasonably withheld, conditioned or delayed.

(a)Tenant’s Request For Changes.  If Tenant shall request changes to the Tenant Improvements (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change.  Such Change Request must be signed by Tenant’s Representative.  Landlord shall, before proceeding with any Change, respond to Tenant as soon as is reasonably possible with an estimate of:  (i) the time it will take, and (ii) the architectural and engineering fees and costs that will be incurred, to analyze such Change Request (which costs shall be paid from the TI Fund to the extent actually incurred, whether or not such change is implemented).  Landlord shall thereafter submit to Tenant in writing, within 5 business days of receipt of the Change Request (or such longer period of time as is reasonably required depending on the extent of the Change Request), an analysis of the additional cost or savings involved, including, without limitation, architectural and engineering costs and the period of time, if any, that the Change will extend the date on which Landlord’s Work will be Substantially Complete.  Any such delay in the completion of Landlord’s Work caused by a Change, including any reasonable suspension of Landlord’s Work while any such Change is being evaluated and/or designed, shall be Tenant Delay.

(b)Implementation of Changes.  If Tenant: (i) approves in writing the cost or savings and the estimated extension in the time for completion of Landlord’s Work, if any, and (ii) deposits with Landlord any Excess TI Costs required pursuant to Section 5(b) below in connection with such Change, Landlord shall cause the approved Change to be instituted.  Notwithstanding any approval or disapproval by Tenant of any estimate of the delay caused by such proposed Change, the TI Architect’s determination of the amount of Tenant Delay in connection with such Change shall be final and binding on Landlord and Tenant.

5.Costs.

(a)Budget For Tenant Improvements.  Before the commencement of construction of the Tenant Improvements, Landlord shall obtain a detailed breakdown by trade of the costs incurred or that will be incurred in connection with the design and construction of the Tenant Improvements (the “Budget”).

(b)TI Allowance.  Landlord shall provide to Tenant a tenant improvement allowance (the “TI Allowance”) in the amount o $1,665,040 in the aggregate.  The TI Allowance shall be disbursed in accordance with this Work Letter.

723422957.4	B-5

Tenant shall have no right to the use or benefit (including any reduction to or payment of Base Rent) of any portion of the TI Allowance not required for the construction of (i) the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4.

(c)Costs Includable in TI Fund.  The TI Fund shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the Space Plan, the Subsequent Premises Space Plan and the TI Construction Drawings, all costs set forth in the Budget, including Landlord’s out-of-pocket expenses, costs resulting from Tenant Delays and the cost of Changes (collectively, “TI Costs”).  Notwithstanding anything to the contrary contained herein, the TI Fund shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements.

(d)Excess TI Costs.  Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance.  If at any time the remaining TI Costs under the Budget exceed the remaining unexpended TI Allowance (“Excess TI Costs”), Tenant shall deposit with Landlord, as a condition precedent to Landlord’s obligation to complete the Tenant Improvements, 50% of the then current TI Costs in excess of the remaining TI Allowance, and the remaining 50% of the Excess TI Costs upon Substantial Completion of the Tenant Improvements.  If Tenant fails to deposit any Excess TI Costs with Landlord, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge).  For purposes of any litigation instituted with regard to such amounts, those amounts will be deemed Rent under the Lease.  The TI Allowance and Excess TI Costs are herein referred to as the “TI Fund.”  Funds deposited by Tenant shall be the first disbursed to pay TI Costs.  Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance.  If upon completion of the Tenant Improvements and the payment of all sums due in connection therewith there remains any undisbursed portion of the TI Fund, Tenant shall be entitled to such undisbursed TI Fund solely to the extent of any Excess TI Costs deposit Tenant has actually made with Landlord.

6.Tenant Access.

(a)Tenant’s Access Rights.  Landlord hereby agrees to permit Tenant access, at Tenant’s sole risk and expense, to the Fifth Expansion Premises (i) 14 days prior to the Fifth Expansion Premises Commencement Date to perform any work (“Tenant’s Work”) required by Tenant other than Landlord’s Work, provided that such Tenant’s Work is coordinated with the TI Architect and the general contractor, and complies with the Lease and all other reasonable restrictions and conditions Landlord may impose (except the obligation to pay Base Rent or Operating Expenses with respect to the Fifth Expansion Premises), and (ii) prior to the completion of Landlord’s Work, to inspect and observe work in process; all such access shall be during normal business hours or at such other times as are reasonably designated by Landlord.  Any entry by Tenant shall comply with all established safety practices of Landlord’s contractor and Landlord until completion of Landlord’s Work and acceptance thereof by Tenant.

(b)No Interference.  Neither Tenant nor any Tenant Party (as defined in the Lease) shall interfere with the performance of Landlord’s Work, nor with any inspections or issuance of final approvals by applicable Governmental Authorities, and upon any such interference, Landlord shall have the right to exclude Tenant and any Tenant Party from the Fifth Expansion Premises until Substantial Completion of Landlord’s Work.

723422957.4	B-6

(c)No Acceptance of Fifth Expansion Premises.  The fact that Tenant may, with Landlord’s consent, enter into the Fifth Expansion Premises prior to the date Landlord’s Work is Substantially Complete for the purpose of performing Tenant’s Work shall not be deemed an acceptance by Tenant of possession of the Fifth Expansion Premises, but in such event Tenant shall defend with counsel reasonably acceptable by Landlord, indemnify and hold Landlord harmless from and against any loss of or damage to Tenant’s property, completed work, fixtures, equipment, materials or merchandise, and from liability for death of, or injury to, any person, caused by the act or omission of Tenant or any Tenant Party.

7.Miscellaneous.

(a)Consents.  Whenever consent or approval of either party is required under this Fifth Expansion Premises Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, unless expressly set forth herein to the contrary.

(b)Modification.  No modification, waiver or amendment of this Fifth Expansion Premises Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c)Default.  Notwithstanding anything set forth herein or in the Lease to the contrary, Landlord shall not have any obligation to perform any work hereunder or to fund any portion of the TI Costs during any period that there is a Default by Tenant under the Lease.

723422957.4	B-7

Schedule 1

Space Plan

SAGE THERAPEUTICS

PHASE 1 PLAN

HUDDLE
HUDDLE
CONFERENCE
HUDDLE
PHONE
PHONE
PHONE
OFFICE
HUDDLE
OFFICE
CONFERENCE
PHON
PHON
PHON
PHON

0 4 8 12 16 24 32 48 (ft)

Partition Plan Legend

EXISTING PARTITION TO REMAIN

EXISTING DOOR TO REMAIN

DOOR OPENING SHALL BE 6" FROM CORNER UNLESS OTHERWISE NOTED

NOT IN CONTRACT (N.I.C.)

SAGE THERAPEUTICS | P02

Scale: As Indicated | 04/12/17

Project Number 4299.00

723422957.4	B-8

EXHIBIT C

ROFR Space

723422957.4